Exhibit 1.2

KRAFT FOODS INC.

(the “Company”)

Debt Securities

TERMS AGREEMENT

December 5, 2007

To:	The Representatives of the Underwriters identified herein

Dear Sirs:

The undersigned agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, on and subject to the terms and conditions of the Amended and Restated Underwriting Agreement dated December 5, 2007, which is incorporated by reference in the Company’s registration statement on Form S-3 (No. 333-147829), relating to debt securities (the “Underwriting Agreement”), the following securities (the “Offered Securities”) on the following terms (unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined):

OFFERED SECURITIES

Title:

6.125% Notes due 2018 (the “2018 Notes”).

6.875% Notes due 2038 (the “2038 Notes” and together with the 2018 Notes, the “Notes”).

Aggregate Principal Amount:

In the case of the 2018 Notes, $2,000,000,000.

In the case of the 2038 Notes, $1,000,000,000.

Interest:

In the case of the 2018 Notes, 6.125% per annum, from December 12, 2007, payable semiannually in arrears on February 1 and August 1, to holders of record on the preceding January 15 or July 15, as the case may be, commencing August 1, 2008,.

In the case of the 2038 Notes, 6.875% per annum, from December 12, 2007, payable semiannually in arrears on February 1 and August 1, to holders of record on the preceding January 15 or July 15, as the case may be, commencing August 1, 2008,.

Interest on the 2018 Notes and the 2038 Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Maturity:

In the case of the 2018 Notes, February 1, 2018.

In the case of the 2038 Notes, February 1, 2038.

Currency of Denomination:

United States Dollars ($).

Currency of Payment:

United States Dollars ($).

Indenture:

The Notes will be issued under the Indenture dated as of October 17, 2001 between the Company and The Bank of New York (as successor trustee to The Chase Manhattan Bank), as trustee.

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company, including its participants Clearstream or Euroclear, or their respective designated custodian, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Change of Control:

Upon the occurrence of both (i) a change of control of the Company and (ii) a downgrade of the Notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings within a specified period, the Company will be required to make an offer to purchase the Notes of each series at a price equal to 101% of the aggregate principal amount of such series, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the Company’s Prospectus Supplement relating to the Notes dated December 5, 2007 (the “Prospectus Supplement”) under the caption “Description of Notes—Change of Control”.

Redemption for Tax Reasons:

The Company may redeem all, but not part, of the Notes of each series upon the occurrence of specified tax events described under the caption “Description of Notes—Redemption for Tax Reasons” in the Prospectus Supplement.

Conversion Provisions:

None.

Sinking Fund:

None.

Listing:

None.

Delayed Delivery Contracts:

None.

Payment of Additional Amounts:

In addition, the Company shall pay Additional Amounts to holders as and to the extent set forth under the caption “Description of Notes—Payment of Additional Amounts” in the Prospectus Supplement.

Purchase Price:

In the case of the 2018 Notes, 99.065% of the principal amount of the 2018 Notes, plus accrued interest, if any, from December 12, 2007.

In the case of the 2038 Notes, 98.476% of the principal amount of the 2038 Notes, plus accrued interest, if any, from December 12, 2007.

Expected Reoffering Price:

In the case of the 2018 Notes, 99.515% of the principal amount of the 2018 Notes plus accrued interest, if any, from December 12, 2007.

In the case of the 2038 Notes, 99.351% of the principal amount of the 2038 Notes plus accrued interest, if any, from December 12, 2007.

Additional Agreements of the Company:

Not applicable.

OTHER MATTERS

Closing:

9:00 A.M., local time, on December 12, 2007, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 in Federal (same day) funds.

Settlement and Trading:

Book-Entry Only via DTC, Clearstream or Euroclear.

Names and Addresses of the Representatives:

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018

J.P. Morgan Securities Inc.

270 Park Avenue

New York, New York 10017

UBS Securities LLC

677 Washington Blvd.

Stamford, Connecticut 06901

The respective principal amounts of the Offered Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

The provisions of the Underwriting Agreement are incorporated herein by reference, except that, notwithstanding anything in Section 4(h) of the Underwriting Agreement to the contrary, the Underwriters shall pay all expenses (including reasonable fees and disbursements of counsel) incurred in connection with qualification of the Offered Securities for sale and any determination of their eligibility for investment under the laws of such jurisdictions as the Representatives reasonably designate.

For purposes of the Underwriting Agreement, the “Applicable Time” shall be 3:45 p.m. (Eastern time) on December 5, 2007.

In Section 1(b) of the Underwriting Agreement, the phrase “and as further supplemented by the documents listed on Schedule B(d) hereto” is added after the phrase “final term sheet prepared pursuant to Section 4 hereof”. Schedule B is amended to create a new sub-heading titled “(d) Materials other than the Pricing Prospectus and Final Term Sheet that comprise the Pricing Disclosure Package: Free Writing Prospectus filed by the Company with the Commission on December 5, 2007”.

The Offered Securities will be made available for checking at the office of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, at least 24 hours prior to the Closing Date.

For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by the Underwriters for use in the Prospectus consists of the following information in the Prospectus: the concession and reallowance figures appearing in the third paragraph under the caption “Underwriting” in the prospectus supplement and the information contained in the fifth and sixth paragraphs under the caption “Underwriting” in the prospectus supplement.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

KRAFT FOODS INC.

By	/s/ Timothy R. McLevish
Name:	Timothy R. McLevish
Title:	Executive Vice President and Chief Financial Officer

The foregoing Terms Agreement is hereby

confirmed and accepted as of the date first above

written.

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ Gregg R. Fatzinger
Name:	Gregg R. Fatzinger
Title:	Director

GOLDMAN, SACHS & CO.

By	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

HSBC SECURITIES (USA) INC.

By	/s/ Karen L. Giles
Name:	Karen L. Giles
Title:	Vice President

J.P. MORGAN SECURITIES INC.

By	/s/ Maria Sramek
Name:	Maria Sramek
Title:	Executive Director

UBS SECURITIES LLC

By	/s/ Christian Stewart
Name:	Christian Stewart
Title:	Managing Director UBS Investment Bank

By	/s/ Jordan Matusow
Name:	Jordan Matusow
Title:	Director UBS Investment Bank
Acting on behalf of themselves and as the Representatives of the several Underwriters.

SCHEDULE A

Underwriter	$2,000,000,000 Principal Amount of 6.125% Notes due 2018	$1,000,000,000 Principal Amount of 6.875% Notes due 2038
Credit Suisse Securities (USA) LLC	$280,000,000	$140,000,000
Goldman, Sachs & Co.	$280,000,000	$140,000,000
HSBC Securities (USA) Inc.	$280,000,000	$140,000,000
J.P. Morgan Securities Inc.	$280,000,000	$140,000,000
UBS Securities LLC	$280,000,000	$140,000,000
SG Americas Securities, LLC	$280,000,000	$140,000,000
ABN AMRO Incorporated	$56,000,000	$28,000,000
BNP Paribas Securities Corp.	$56,000,000	$28,000,000
Lehman Brothers Inc.	$56,000,000	$28,000,000
Wachovia Capital Markets, LLC	$56,000,000	$28,000,000
Piper Jaffray & Co.	$56,000,000	$28,000,000
Muriel Siebert & Co.	$20,000,000	$10,000,000
M.R. Beal & Company	$20,000,000	$10,000,000
Total	$2,000,000,000	$1,000,000,000